CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 20, 2018, accompanying the financial statements of Investment Grade Corporate Trust, 3-7 Year Series 24 (included in Invesco Unit Trusts, Taxable Income Series 583) as of August 31, 2018, and for the period from September 26, 2016 (date of deposit) through August 31, 2017 and for the year ended August 31, 2018, and the financial highlights for the period from September 26, 2016 (date of deposit) through August 31, 2017 and for the year ended August 31, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-210746) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 20, 2018